Exhibit 99.1

Contact:	David Ludvigson	Pam Lord
	Executive Vice President	Atkins + Associates
	858-410-4600	858-527-3494
	dludvigson@nanogen.com	plord@irpr.com

NANOGEN REPORTS 2003 SECOND QUARTER RESULTS

SAN DIEGO, CA (July 31, 2003) – Nanogen, Inc. (NASDAQ: NGEN) today announced its financial results for the second quarter ended June 30, 2003.

Total revenues for the second quarter of 2003 were $1.7 million, an increase of 41% over the $1.2 million recorded in the first quarter of 2003 and 13% lower than the second quarter of the prior year. Product revenues for the second quarter of 2003 were $662,000, more than double the $228,000 recorded in the first quarter of 2003 and 40% lower than the second quarter of 2002. During the quarter, there were six commercial transactions for the NanoChip® Molecular Biology Workstation compared to three in the first quarter. Of the six transactions, four were instrument sales, one was a reagent rental agreement and one was a lease agreement. In addition, one instrument was installed as part of a product collaboration.

“Our product revenue results show improvement over the first quarter and we are starting to make good progress with our sales efforts to clinical laboratories,” said Bruce Huebner, President and Chief Operating Officer of Nanogen. “During the quarter, we continued the controlled release of our CFTR analyte specific reagents. Eleven customers are currently evaluating and validating the product in their labs. While the customer validation process is taking longer than expected, we anticipate a significant increase in our consumable revenues once our customers begin offering tests utilizing the CFTR ASRs and other Nanogen ASR products.”

The loss for the first quarter of 2003 was $6.9 million or $0.32 per share, an improvement of 19% from the loss of $8.5 million or $0.39 per share in the second quarter of 2002 and an improvement of 35% from the loss of $10.7 million or $0.50 per share in the first quarter of this year. The second quarter loss was approximately $200,000 or $0.01 per share better than the first quarter of 2003 after adjusting the first quarter results for the $3.6 million loss on the sale of CombiMatrix stock. The CombiMatrix stock was received during 2002 as part of a litigation settlement. Operating expenses for the second quarter of 2003 were $9.1 million, 21% lower than the $11.6 million incurred during the second quarter of 2002 and virtually identical to the first quarter of 2003 expense levels. Nanogen implemented a cost reduction initiative in April 2003, reducing the overall expense plan for this year by approximately $5.0 million. Approximately $500,000 of expenses associated with the cost reduction measures was incurred during the second quarter. The Company is continuing to review expense reduction opportunities.

The Company’s cash, cash equivalents and short-term investments balance at June 30, 2003 was $28.5 million.

In other developments, Nanogen and Hitachi are restructuring their collaborative business partnership. The companies have determined that their efforts will focus on the development and manufacture of a new clinical instrument and that the development collaboration agreement will be terminated, per provisions in the agreement. Nanogen and Hitachi are jointly responsible for development of the instrument. Hitachi is responsible for world-wide manufacturing and for distribution in Japan. Nanogen is responsible for development of assays and for marketing and sales except in Japan. Hitachi and Nanogen will also continue their collaboration on the current Molecular Biology Workstation and on instrument service.

“In the second quarter, we successfully implemented a significant cost reduction program and made solid progress on increasing product revenue,” said Howard C. Birndorf, Chairman and Chief Executive Officer of Nanogen. “We will continue to investigate strategies to accelerate our growth and further strengthen our product and service offerings while reducing our operating costs.”

Guidance for 2003

For 2003, product revenue is expected to be in the range of $4 to $6 million and between 35 and 45 placements of the NanoChip® Molecular Biology Workstation. This reduced product revenue estimate reflects lower than expected revenue in Europe, customer delays in the validation of ASRs and an increase in the estimated percentage of reagent rental contracts versus sale contracts. The expectation for contract and sponsored research revenues continues to be approximately $4 million. Sponsored research revenues from the Hitachi collaboration are expected to continue at their current level through the first quarter of 2004. Quarterly operating expenses for the second half of 2003 are expected to decline approximately 15% from second quarter levels as the cost benefit of Nanogen’s April cost reduction initiative is realized. The expense reduction efforts are expected to offset the effect of the reduced product revenue forecast and, therefore, the loss for 2003 is still expected to be between $27 million and $29 million. Cash, cash equivalents and short-term investments at the end of the year are expected to be approximately $20 million.

Webcast of the Conference Call

Nanogen management will host a conference call today to discuss the second quarter financial results at 4:30 p.m. Eastern Time. Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com. A telephone replay will be available approximately two hours following the conference call until 11:59 p.m. Eastern Time on August 2, 2003, and can be accessed at (800) 642-1687 for US/Canada participants or (706) 645-9291 for international participants. The conference ID is 1905968 and it will be required to listen to the playback. The webcast will also be archived on Nanogen’s website for 90 days.

About Nanogen

Nanogen, Inc. develops and commercializes molecular diagnostic products for the gene-based testing market. The Company seeks to establish the NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the detection of genetic mutations and is also developing its technology for forensic and biowarfare applications. Nanogen offers Analyte Specific Reagents and related products to research laboratories and clinical reference labs for the detection of genetic mutations associated with a variety of diseases, including cystic fibrosis, Alzheimer’s disease, hereditary hemochromatosis, cardiovascular disease, beta thalassemia and Canavan disease. The unique, open-architecture design of its NanoChip® System provides laboratories with a flexible platform to develop and validate tests to quickly, accurately, and cost effectively detect mutations associated with the diagnoses, prediction, screening, treatment and monitoring of diseases. The NanoChip® System is intended for laboratory use only. For additional information please visit Nanogen’s website at www.nanogen.com

Note Regarding Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we used a non-GAAP adjustment to exclude the $3.6 million loss on the sale of CombiMatrix stock from the loss and loss per share information for the first quarter of 2003. We received shares of CombiMatrix stock during 2002 as part of a litigation settlement. Non-GAAP adjustments are provided to enhance the user’s overall understanding of current financial performance and prospects for the future. Specifically, we believe that the non-GAAP adjustment provides useful information to both management and investors by excluding certain losses that we believe are not indicative of our operating results, thereby permitting a more meaningful comparison between the loss and loss per share information for the first and second quarters of 2003. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Forward-Looking Statement

This press release contains forward-looking statements regarding future product revenues, contract and sponsored research revenues, estimates of operating expenses and estimates of future cash balances. These forward-looking statements are based upon current expectations and speak only as of the date hereof. Our actual results may differ materially from those set forth in the forward-looking statements as a result of various factors and uncertainties, including whether patents owned or licensed by the Company will be developed into products, whether the Company’s NanoChip® System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by the Company will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, whether current trends in product revenue will continue in the future, the value of our investment in CombiMatrix securities, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2003	December 31, 2002
	(unaudited )
ASSETS
Current assets:
Cash and cash equivalents	$5,635	$9,353
Short-term investments	22,845	43,376
Receivables, net	1,888	1,754
Inventories, net	5,066	4,717
Other current assets	2,358	1,781

Total current assets	37,792	60,981
Property and equipment, net	4,938	4,982
Acquired technology rights, net	4,040	4,544
Other assets, net	968	789
Restricted cash	64	64

	$47,802	$71,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214	$753
Accrued liabilities	4,618	5,901
Deferred revenue	343	472
Current portion of capital lease obligations	747	805

Total current liabilities	5,922	7,931
Capital lease obligations, less current portion	885	1,134
Other long-term liabilities	3,090	3,085

Total long-term liabilities	3,975	4,219
Minority interest in consolidated subsidiary	712	1,817
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2003
(unaudited) and December 31, 2002	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized;
22,161,509 and 21,981,115 shares issued and outstanding
at June 30, 2003 (unaudited) and December 31, 2002, respectively	22	22
Additional paid-in capital	200,590	199,483
Accumulated other comprehensive income	872	4,926
Deferred compensation	(137)	(156)
Notes receivable from officers	—	(513)
Accumulated deficit	(163,232)	(145,659)
Treasury stock, at cost, 500,189 and 366,857 shares at June 30, 2003
(unaudited) and December 31, 2002, respectively	(922)	(710)

Total stockholders’ equity	37,193	57,393

	$47,802	$71,360

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Product sales	$662	$1,104	$890	$1,916
Sponsored research	375	313	750	626
Contracts and grant	657	534	1,254	942

Total revenues	1,694	1,951	2,894	3,484
Operating expenses:
Cost of product sales	524	836	798	1,393
Research and development	4,483	5,029	9,193	9,892
Selling, general and administrative	4,130	5,316	8,196	9,918
Litigation and settlement of patent matter	—	428	—	798

Total operating expenses	9,137	11,609	18,187	22,001

Loss from operations	(7,443)	(9,658)	(15,293)	(18,517)
Interest income, net	113	586	308	1,346
Other income	—	129	27	135
Gain/(loss) on sale of investments	32	—	(3,568)	—
Loss on sale of fixed assets	(153)	—	(153)	—
Minority interest in loss of consolidated subsidiary	558	422	1,106	983

Net loss	$(6,893)	$(8,521)	$(17,573)	$(16,053)

Net loss per share – basic and diluted	$(0.32)	$(0.39)	$(0.82)	$(0.74)

Number of shares used in computing net loss per share – basic and diluted	21,543	21,650	21,492	21,635